Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MINIM, INC.”, FILED IN THIS OFFICE ON THE SIXTH DAY OF MARCH, A.D. 2024, AT 4:55 O’ CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SEVENTH DAY OF MARCH, A.D. 2024 AT 12: 01 O’ CLOCK A.M.

2330292 8100 SR# 20240908972	Authentication: 202980924 Date: 03-08-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:55 PM 03/06/2024 FILED 04:55 PM 03/06/2024 SR 20240908972 - File Number 2330292

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
MINIM, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”)

Minim, Inc., a corporation organized and existing under and by virtue of the DGCL (the “Corporation”), hereby certifies as follows:

First: The name of the Corporation is Minim, Inc.

Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is March 25, 1993, and was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 22, 2009, as amended by the Certificate of Amendment filed with the Secretary of State on November 16, 2015, the Certificate of Designation filed with the Secretary of State on November 16, 2015, the Certificate of Amendment filed with the Secretary of State on July 25, 2019, the Certificate of Amendment filed with the Secretary of State on June 2, 2021, the Certificate of Amendment filed with the Secretary of State on June 3, 2021, the Certificate of Correction filed with the Secretary of State on June 30, 2021, the Certificate of Amendment filed with the Secretary of State on July 23, 2021, and the Certificate of Amendment filed with the Secretary of State on March 31, 2023 (as amended and restated, the “Certificate”).

Third: The Corporation hereby amends the Certificate as follows:

ARTICLE FOURTH of the Certificate is hereby deleted in its entirety and amended to read as follows:

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock that the Corporation shall have the authority to issue is seventy million (70,000,000), of which sixty million (60,000,000) shares shall be Common Stock, having a par value of $.01 per share, and of which ten million (10,000,000) shares shall be Preferred Stock, having a par value of $.001 per share.

The Board of Directors of the Corporation is authorized, subject to limitations prescribed by the DGCL and the provisions of this Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate or certificates of designations pursuant to the DGCL, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, the voting powers (if any) of the shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

and

ARTICLE SEVENTH of the Certificate is hereby deleted in its entirety and amended to read as follows:

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholder or any class thereof, as the case may be, it is further provided that:

1. The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

2. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of Directors need be by written ballot.

3. The Board of Directors of the Corporation may adopt, amend or repeal the Bylaws of the Corporation at any time after the original adoption of the bylaws according to Section 109 of the DGCL; provided, however, that any amendment to provide for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the DGCL shall be set forth in an amendment to this Certificate of Incorporation, in an initial By-law, or in a By-Law adopted by the stockholders of the corporation entitled to vote.

4. Notwithstanding any other provision of law, all action required to be taken by the stockholders of the Corporation may be taken by written consent.

Fourth: The Effective Time of this Certificate of Amendment shall be 12:01 a.m., Eastern Time, on March 7, 2024.

Fifth: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, Minim, Inc. has caused this Certificate of Amendment to be signed by its chief executive officer this 7th day of March, 2024.

MINIM, INC.

By:	/s/ David Lazar
Name:	David Lazar
Title:	Chief Executive Officer

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